UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 27, 2008

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 8.01 below for information concerning an employment agreement entered into by the Company with Mr. John J. Ellsworth, as the Company’s Vice President, General Counsel and Corporate Secretary, on September 2, 2008. Such information is incorporated by reference in this Item 5.02.

Item 8.01. Other Events.

On August 27, 2008, the Board of Directors of the Company appointed Mr. John J. Ellsworth as the Company’s Vice President, General Counsel and Corporate Secretary effective immediately.

John J. Ellsworth had previously served as the Company’s General Counsel and Corporate Secretary since joining the Company in January, 2003. Prior to joining the Company, Mr. Ellsworth served as the Assistant General Counsel of One Price Clothing Stores, Inc. from 2003 to 2000 and as a judicial law clerk in 1999. Mr. Ellsworth earned a Bachelor of Arts degree in political science and communications from the University of Wisconsin and received his Juris Doctorate from the University of Minnesota in 1999. Mr. Ellsworth is admitted to practice law in the states of South Carolina and Minnesota.

On September 2, 2008, the Company entered into an amended and restated employment agreement (the “Ellsworth Employment Agreement”) with Mr. Ellsworth as Vice President, General Counsel and Corporate Secretary, extending the term of his current employment agreement to September 2, 2010; provided, however, that if a change in control occurs during that period, the employment agreement will be effective until the later of September 2, 2010, or the first anniversary of the change in control. The Ellsworth Employment Agreement provides for, among other things, a salary of $195,000 per year and a target bonus opportunity of $6,250 per quarter.

The Ellsworth Employment Agreement also provides that if Mr. Ellsworth’s employment is terminated by the Company other than for cause, death, disability or retirement, or if he resigns for good reason, the Company will be required to pay or provide him his accrued salary and other amounts or benefits earned through the date of termination. In such instances, the Company will also be required to provide severance benefits to Mr. Ellsworth consisting of a pro-rata annual bonus and an amount equal to his highest combined base salary and annual bonus during the three fiscal years prior to his termination multiplied (a) by one, or (b) if his employment termination occurs within 12 months after or otherwise in contemplation of a change in control, by two. In addition, for up to 12 months following Mr. Ellsworth’s termination from employment, or earlier if Mr. Ellsworth becomes entitled to receive medical and dental insurance benefits under another group plan, the Company will reimburse him on a monthly basis for payments made under COBRA toward medical and dental insurance benefits that are in excess of the monthly rates paid by active employees of the Company for such benefits. Mr. Ellsworth’s receipt of these severance benefits will be subject to his execution of a release of claims in a form customarily used by the Company upon a senior executive officer’s termination of employment.

The Ellsworth Employment Agreement requires Mr. Ellsworth not to, during the term of his employment and for a period of two years following the termination of his employment: (a) disclose or use the Company’s confidential information or trade secrets; (b) compete with the Company; (c) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (d) solicit certain employees to leave the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: September 3, 2008	By:	/s/ Michael L. Baur
	Name:	Michael L. Baur
	Its:	Chief Executive Officer